EXHIBIT 23.2

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Morgan Stanley Dean Witter & Co. (the "Company") for the registration of 5,000,000 shares of common stock, par value $0.01 per share, pertaining to the Company's Dean Witter START Plan (Saving Today Affords
Retirement Tomorrow), of our report dated May 27, 1997 with respect to the consolidated financial statements and financial statement schedule of Morgan Stanley Group Inc. for the fiscal year ended November 30, 1996, included in the Company's Form 10-K for the fiscal year ended November 30, 1997 filed on February 28, 1998.


/s/ ERNST & YOUNG LLP
New York, New York
September 3, 1998